Exhibit 5.1

15 September 2020

Your reference
The Directors Royal Dutch Shell plc Shell Centre London SE1 7NA
Our reference
MJXT/ZXH
Direct line
+44 (0)20 7090 3445

Ladies and Gentlemen,

US$1,000,000,000 0.375% per cent. Guaranteed Notes due 2023 (the “2023 Notes”);

US$750,000,000 2.750% per cent. Guaranteed Notes due 2030 constituting a further issuance of the 2.750% Guaranteed Notes due 2030, of which $1,000,000,000 aggregate principal amount was issued on 6 April 2020 (the “2030 Notes”); and

US$750,000,000 3.250% per cent. Guaranteed Notes due 2050 constituting a further issuance of the 3.250% Guaranteed Notes due 2050, of which $1,250,000,000 aggregate principal amount was issued on 6 April 2020 (the “2050 Notes”),

(together, the “Notes”).

Introduction

1.

We have acted as legal advisers to Royal Dutch Shell plc (the “Company”) as to English law in connection with the issue of the Notes by Shell International Finance B.V. (“Shell Finance”), unconditionally guaranteed by the Company as to the payment of principal and interest pursuant to an indenture dated 27 June 2006 and made between the Company, Shell Finance and Deutsche Bank Trust Company Americas (the “Indenture”). We have taken instructions solely from the Company.

2.

This opinion is addressed to the Company and delivered in connection with the registration statement (No. 333-222005 and 333-222005-01) on Form F-3 as filed with the United States Securities and Exchange Commission (the “SEC”) on 12 December 2017 (the “Registration Statement”) and the prospectus supplement relating to the Notes filed with the SEC on 10 September 2020 (the “Prospectus Supplement”). We have not been concerned with investigating or verifying the facts set out in the Registration Statement or the Prospectus Supplement.

SJ Cooke SM Edge PP Chappatte PH Stacey DL Finkler SP Hall JD Boyce N von Bismarck PWH Brien SR Galbraith AG Ryde JAD Marks DA Wittmann TS Boxell	JC Twentyman DJO Schaffer STM Lee AC Cleaver DR Johnson RA Swallow CS Cameron CA Connolly PJ Cronin BJ-PF Louveaux E Michael RR Ogle PC Snell HL Davies	JC Putnis RA Sumroy JC Cotton RJ Turnill WNC Watson CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown RA Chaplin J Edwarde AD Jolly	S Maudgil JS Nevin JA Papanichola RA Byk GA Miles GE O’Keefe MD Zerdin RL Cousin BJ Kingsley IAM Taylor DA Ives MC Lane LMC Chung RJ Smith	MD’AS Corbett PIR Dickson IS Johnson RM Jones EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers RA Innes	CP McGaffin CL Phillips SVK Wokes NSA Bonsall MJM Cox RCT Jeens V MacDuff PL Mudie OI Storey DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie	CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan	HEB Hecht CL Jackson OR Moir S Shah	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388 568329186

3.	For the purposes of this opinion, we have examined copies of each of the following documents:

(a)	the Indenture;

(b)

the underwriting agreement dated 10 September 2020 and made between the Company, Shell Finance, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC in respect of the Notes (the “Underwriting Agreement”);

(c)

the terms agreement dated 10 September 2020 and made between the Company, Shell Finance, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC in respect of the Notes (the “Terms Agreement”);

(d)	the Registration Statement;

(e)	the Prospectus Supplement;

(f)

the pro forma final form of the 2023 Notes to be dated on or about 15 September 2020, the pro forma final form of the 2030 Notes to be dated on or about 15 September 2020 and the pro forma final form of the 2050 Notes to be dated on or about 15 September 2020;

(g)	a certificate of the Assistant Company Secretary of the Company dated 22 March 2007 and the documents annexed thereto;

(h)	a certificate of the Deputy Company Secretary of the Company dated the date hereof and the documents annexed thereto; and

(i)	the entries shown on the CH Direct print out obtained by us from the Companies House database on the date hereof of the file of the Company maintained at Companies House (the “Company Search”).

4.	We have not been involved in the preparation or negotiation of the Indenture, the Underwriting Agreement, the Terms Agreement or the Notes and our role has been limited to the writing of this opinion.

5.

This opinion sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts as at the date of this letter. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law, in particular the laws of the State of New York (“New York law”) and of the United States of America. This opinion is to be governed by and construed in accordance with English law.

6.

For the purposes of this letter, “European Union law” means all European Union law that forms part of English law pursuant to sections 1A and 1B of the European Union (Withdrawal) Act 2018 (as amended) (the “EUWA”). Any references in this letter to direct EU legislation and EU-derived domestic legislation (each as defined in the EUWA) shall be construed accordingly.

Assumptions

7.	For the purposes of this opinion, we have assumed each of the following:

(a)	all signatures are genuine;

(b)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(c)	the Indenture has been duly executed and delivered by the parties thereto in the form examined by us;

(d)	the capacity, power and authority of each of the parties to the Indenture (other than the Company) to execute, deliver and exercise its rights and perform its obligations under the Indenture;

(e)

the accuracy and completeness of the statements made in, and the documents annexed to, the certificates of the Assistant Company Secretary and the Deputy Company Secretary of the Company referred to in paragraphs 3(g) and 3(h) above;

(f)

(i) the information disclosed by the Company Search and by a search at the Central Registry of Winding-Up Petitions on the date hereof in relation to the Company (together, the “Searches”) was complete, accurate and up to date as at the date each was conducted and has not since then been altered or added to; (ii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company; (iii) no proposal for a voluntary arrangement has been made, or moratorium obtained, in relation to the Company under Part I or Part 1A of the Insolvency Act 1986 (as amended); (iv) the Company has not given any notice in relation to or passed any winding-up resolution; (v) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer; (vi) the Searches did not fail to disclose any information relevant for the purposes of this opinion; and

(vii) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside of England and Wales in relation to the Company or any of its assets or revenues;

(g)

the Indenture and the obligations expressed to be assumed by the parties thereto will constitute valid, binding and enforceable obligations of the parties thereto under New York law by which law the Indenture is expressed to be governed;

(h)

no law of any jurisdiction outside England and Wales would render the execution, authentication, delivery or issue of the Indenture illegal, ineffective or contrary to public policy and that, insofar as any obligation under the Indenture is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal, ineffective or contrary to public policy in that jurisdiction;

(i)

the Indenture was entered into by the Company in good faith and in furtherance of the Company’s objects under its Memorandum of Association (as they stood as at 27 June 2006) and is in the best interests and to the advantage of the Company;

(j)	the Indenture has the same meaning and effect as if it were governed by English law;

(k)	any subordinate legislation originally made under the European Communities Act 1972 and relevant to this opinion is valid in all respects.

(l)	since 27 June 2006, no amendments have been made to the Indenture which continues in full force and effect as at the date hereof; and

(m)

all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indenture, Terms Agreement and Underwriting Agreement under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction.

Opinion

8.	Based on and subject to the foregoing and subject to the reservations below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is a public company limited by shares duly incorporated under the laws of England and Wales and is a validly existing company;

(b)	the Indenture has been duly authorised by the Company;

(c)

the signing and delivery of the Indenture by the Company was not, and the exercise of its rights and the performance of its obligations under the Indenture is not, prohibited by the Memorandum of Association or the Articles of Association of the Company;

(d)

on the assumption that the Indenture creates valid and binding obligations of the parties under New York law, English law will not prevent any provision of the Indenture from being valid and binding obligations of the Company;

(e)

the statements made in the Registration Statement under the caption “TAXATION—U.K. Taxation” when read together with the statements made in the Prospectus Supplement under the caption “TAXATION”, insofar as they purport to summarise the material U.K. tax consequences for a U.S. holder of an investment in the Notes, fairly summarise the matters therein described; and

(f)

the statements in the Registration Statement in the third, fourth and fifth paragraphs of the section headed “Enforceability of Certain Civil Liabilities”, insofar as they refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Reservations

9.	Our opinion is qualified by the following reservations:

(a)

the term “binding” is used in this opinion to describe an obligation of the type which the English Courts would enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms;

(b)

undertakings, covenants and indemnities contained in the Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court or where the court itself has made an order for costs;

(c)

insofar as any obligation under the Indenture is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

(d)

we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Indenture;

(e)

the obligations of the Company under or in respect of the Indenture will be subject to any law from time to time in force relating to insolvency, liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights;

(f)

in our opinion, under English law there is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States Federal or State securities laws;

(g)

the Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding-Up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry of Winding-Up Petitions; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales. However, the certificate of the Deputy Company Secretary referred to in paragraph 3(h) above confirms that to the Deputy Company Secretary’s knowledge, no such event had occurred as at the date hereof;

(h)

our opinions in paragraphs 8(e) and 8(f) above are based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retrospective effect. Any change in applicable laws or the facts and circumstances surrounding the offering of the Notes, or any inaccuracy in the statements upon which we have relied, may affect the continuing validity of our opinions in paragraphs 8(e) and 8(f) above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention; and

(i)

where all elements relevant to the situation at the date of the Indenture, Terms Agreement or Underwriting Agreement, other than the choice of New York law, are located in one or more member states of the European Union, provisions of European Union law which cannot be derogated from by contract may apply; and

(j)

we express no opinion as to whether the provisions dealing with the choice of law in respect of non-contractual claims will be effective. Where all elements relevant to the situation at the time the event giving rise to the damage occurs, other than the choice of New York law as the governing law of any non-contractual obligations arising from or in connection with the Indenture, Terms Agreement or Underwriting Agreement, are located in one or more member states of the European Union, provisions of European Union law which cannot be derogated from by contract may apply.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the section under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement or the Prospectus Supplement, including this opinion. This opinion is being provided to the Company in connection with the Registration Statement and the Prospectus Supplement and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

Yours faithfully,

/s/ Slaughter and May